Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-143825

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price	Registration Fee(1)
Common Stock, $0.001 par value per share	4,600,000(2)	$30.50	$140,300,000.00	$7,828.74

1)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering of Common Stock pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

2)	Equals the aggregate number of shares of Common Stock to be registered hereunder and includes 600,000 shares of Common Stock that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares of Common Stock.
Prospectus Supplement to Prospectus Dated June 18, 2007.

4,000,000 Shares

Common Stock

Onyx is offering 4,000,000 shares of our common stock to be sold in this offering.

The common stock is quoted on the NASDAQ Global Market under the symbol “ONXX.” On August 6, 2009, the reported last sale price of our common stock on the NASDAQ Global Market was $30.67 per share.

Concurrently with this offering of common stock and pursuant to a separate prospectus supplement, we are offering convertible senior notes to the public, due in 2016, in the aggregate principal amount of $200,000,000, or $230,000,000 if the underwriters exercise in full their option to purchase additional notes.

See “Risk Factors” on page S-7 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$30.50	$122,000,000
Underwriting discount	$1.30	$5,200,000
Proceeds, before expenses, to us	$29.20	$116,800,000

To the extent that the underwriters sell more than 4,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 600,000 shares from Onyx at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on August 12, 2009.

Sole Book-Running Manager
Goldman, Sachs & Co.

Co-Managers

J.P.Morgan	Barclays Capital	Lazard Capital Markets

Prospectus Supplement dated August 6, 2009.

Prospectus Supplement

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If there is a difference between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus, before investing in our common stock.

Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “Onyx,” “we,” “us,” “our” or “the company” refer to Onyx Pharmaceuticals, Inc., a Delaware corporation.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectuses we have authorized for use in connection with this offering, include trademarks, service marks and trade names owned by us or others.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 0-28298):

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008 (the “Annual Report”);

•	the information specifically incorporated by reference into our Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on April 9, 2009;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our current reports on Form 8-K filed with the SEC on March 18, 2009, April 27, 2009, April 29, 2009 (excluding Item 7.01), May 18, 2009, May 27, 2009, July 22, 2009 and July 29, 2009; and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on April 2, 1996, including any amendments or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference herein, including exhibits which are specifically incorporated by reference into such documents. Requests should be made to us by mail care of Investor Relations, 2100 Powell Street, Emeryville, CA 94608, or by telephone by calling (510) 597-6500.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference in this accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and within the meaning of Section 21E of the Exchange Act that are subject to the “safe harbor” created by those sections. These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in “Business” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements include but are not limited to statements about:

•	our strategy;

•	the progress of our development programs, including clinical testing;

•	sufficiency of our cash resources;

•	revenues from existing and new collaborations;

•	product development;

•	our research and development and other expenses; and

•	our operations and legal risks.

These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus supplement except as required by law. Before deciding to purchase our common stock, you should carefully consider the risk factors described in the “Risk Factors” section of this prospectus supplement, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus.

S-iv

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, and may not contain all of the information that is important to you in making your investment decision. This prospectus supplement and the accompanying prospectus include information about the shares of common stock that we are offering as well as information regarding our business. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under “Risk Factors” beginning on page S-7 of this prospectus supplement before making your investment decision.

Onyx Pharmaceuticals, Inc.

Overview

Changing the way cancer is treated®

We are a biopharmaceutical company dedicated to developing innovative therapies that target the molecular mechanisms that cause cancer. With our collaborators, we are developing anticancer therapies, and we are applying our expertise to develop and commercialize therapies designed to exploit the genetic differences between cancer cells and normal cells.

Our first commercially available product, Nexavar® (sorafenib) tablets, being developed with our collaborator, Bayer HealthCare Pharmaceuticals, Inc., or Bayer, is approved by the United States Food and Drug Administration, or FDA, for the treatment of patients with advanced kidney cancer and liver cancer. Nexavar is a novel, orally available multi-kinase inhibitor and is one of a new class of anticancer treatments that target both cancer cell proliferation and tumor growth through the inhibition of key signaling pathways. In December 2005, Nexavar became the first newly approved drug for patients with advanced kidney cancer in over a decade. In November 2007, Nexavar was approved as the first and is currently the only systemic therapy for the treatment of patients with liver cancer. Nexavar is now approved in more than 80 countries for the treatment of advanced kidney cancer and in more than 70 countries for the treatment of liver cancer. We and Bayer are also conducting clinical trials of Nexavar in several important cancer types in addition to advanced kidney cancer and liver cancer, including lung, breast, ovarian and colon cancers.

We and Bayer are commercializing Nexavar for the treatment of patients with advanced kidney cancer and liver cancer. Nexavar has been approved and is marketed for these indications in the United States and in the European Union, as well as other territories worldwide. In the United States, we co-promote Nexavar with Bayer. Outside of the United States, Bayer manages all commercialization activities. For the six months ended June 30, 2009, worldwide net sales of Nexavar as recorded by Bayer were $379.1 million.

In collaboration with Bayer, we initially focused on demonstrating Nexavar’s ability to benefit patients suffering from a cancer for which there were no or few established therapies. With the approval of Nexavar for the treatment of advanced kidney cancer and liver cancer, the two companies have established the Nexavar brand and created a global commercial oncology presence. In order to benefit as many patients as possible, we and Bayer are also investigating the administration of Nexavar as a monotherapy, in combination with chemotherapy, and in combination with other targeted therapies in many common cancers.

We and Bayer are developing and marketing Nexavar under our collaboration and co-promotion agreements. We fund 50% of the development costs for Nexavar worldwide, excluding Japan. With Bayer, we co-promote Nexavar in the United States and share equally in any profits or losses. Outside of the United States, excluding Japan, Bayer has exclusive marketing rights and we share profits. In Japan, Bayer funds all product development, and we receive a royalty on any sales.

We have expanded our development pipeline through the acquisition of rights to development-stage novel anticancer agents. In November 2008, we entered into an agreement to license worldwide development and commercialization rights to ONX 0801, previously known as BGC 945, from BTG International Limited, or BTG, a London-based specialty pharmaceuticals company. ONX 0801 is in preclinical development and is believed to work by combining two established approaches to improve outcomes for cancer patients, selectively targeting tumor cells through the alpha-folate receptor, which is overexpressed in a number of tumor types, and inhibiting thymidylate synthase, a key enzyme responsible for cell growth and division. In December 2008, we acquired options to license SB1518 (designated by Onyx as ONX 0803) and SB1578 (designated by Onyx as ONX 0805), which are both Janus Kinase 2, or JAK2, inhibitors, from S*BIO Pte Ltd, or S*BIO, a Singapore-based company. The activation of JAK2 stimulates blood cell production and the JAK2 pathway is known to play a critical role in the proliferation of certain types of cancer cells and in the anti-inflammatory pathway. ONX 0803 is in multiple Phase 1 studies and ONX 0805 is in preclinical development.

Recent Developments

In July 2009, we and Bayer reported that a randomized Phase 2 trial of Nexavar in advanced metastatic breast cancer met its primary endpoint of progression-free survival. The study evaluated Nexavar® in combination with the oral chemotherapeutic, capecitabine, in patients with locally advanced or metastatic HER-2 negative breast cancer. Study findings demonstrated that the median progression-free survival was extended in patients treated with Nexavar and capecitabine compared to patients receiving capecitabine and placebo. These results were statistically significant (p = .0006). In this trial, the safety and tolerability of the combination was as expected and did not show any new or unexpected toxicities.

Results for Three and Six Months Ended June 30, 2009

On August 4, 2009 we announced our results for the three and six months ended June 30, 2009. As reported by Onyx’s collaborator Bayer, global Nexavar net sales for the three and six months ended June 30, 2009, were $201.0 million, a 19% increase, and $379.1 million, a 18% increase, compared to the same periods in 2008, respectively. For the three and six months ended June 30, 2009, Onyx reported net income of $9.4 million, or $0.16 per diluted share, and $13.4 million, or $0.24 per diluted share, respectively. Net income for the three and six months ended June 30, 2009 was primarily driven by higher Nexavar sales offset by the company’s expanded clinical development efforts, increased commercial costs to support the Nexavar brand and lower investment income due to current macroeconomic conditions.

Corporate Information

We were incorporated in California in February 1992 and reincorporated in Delaware in May 1996. Our principal office is located at 2100 Powell Street, Emeryville, California 94608 and our telephone number is (510) 597-6500. Our website is located at www.onyx-pharm.com. Our website address is included in this document only as a reference. Information found on, or accessible through, our website is not a part of, and not incorporated into, this prospectus supplement or the accompanying prospectus.

Concurrent Convertible Notes Offering

Concurrently with this offering of common stock, we are offering convertible senior notes to the public, due in 2016, in the aggregate principal amount of $200 million, or $230 million if the underwriters exercise in full their option to purchase additional notes, which we refer to herein as the notes offering. The notes offering is being conducted as a separate public offering by means of a separate prospectus supplement. This offering is not contingent upon the completion of the notes offering and the notes offering is not contingent upon the completion of this offering. We cannot assure you that either or both of the offerings will be completed.

THE OFFERING

Common Stock offered by Onyx	4,000,000 shares

Option to purchase additional shares	We have granted the underwriters an option to purchase up to 600,000 shares of our common stock

Common Stock to be outstanding after the offering	61,117,465 shares (or 61,717,465 shares if the underwriters’ option to purchase additional shares is exercised in full)

Use of Proceeds	We intend to use the net proceeds from this offering and the concurrent offering of our convertible senior notes to build and diversify our pipeline by in-licensing product candidates or investing in or acquiring businesses or technologies that we believe are complementary to our own. We have no current commitments or agreements with respect to any such transactions as of the date of this prospectus supplement. We may also use a portion of our net proceeds to fund the costs of our clinical trials program and other research and development activities, both ongoing and planned, as well as sales and marketing activities, and for general corporate purposes, including working capital. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities. This offering is not contingent on the completion of our notes offering. See the section entitled “Use of Proceeds,” below.

Risk Factors	See “Risk Factors” beginning on page S-7 for a discussion of factors you should consider carefully before making an investment decision.

NASDAQ Global Market Symbol for our Common Stock	ONXX

The number of shares of our common stock to be outstanding after the offering is based on 57,117,465 shares of our common stock outstanding as of August 3, 2009 and excludes:

•	5,010,346 shares of common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of approximately $29.04 per share;

•	3,186,866 shares of common stock available for future award under our stock option plans;

•	434,327 shares of common stock available for sale under our employee stock purchase plan;

•	350,006 shares of restricted common stock issued under stock bonus awards; and

•	5,044,140 shares of common stock reserved for issuance upon conversion of the convertible notes concurrently being offered by us in connection with our notes offering.

Unless otherwise stated, all information contained in this prospectus supplement:

•	assumes no exercise of the underwriters’ options to purchase additional shares and notes; and

•	reflects all currency amounts in United States dollars.

Concurrently with this offering, we are offering $200 million aggregate principal amount of 4.00% Convertible Senior Notes due 2016 (the “notes”) (or a total of $230 million aggregate principal amount of the notes if the underwriters exercise in full their option to purchase additional notes) pursuant to a separate prospectus supplement. Through this offering and our concurrent notes offering we intend to raise gross proceeds of approximately $322.0 million based on the public offering price of $30.50 per share (up to $370.3 million if the underwriters exercise in full their options to purchase additional shares and notes, respectively, in the offerings). Neither offering is contingent upon completion of the other.

SUMMARY FINANCIAL AND OPERATING DATA

We derived the following information from our audited financial statements as of and for the years ended December 31, 2006 through 2008, and unaudited financial statements as of June 30, 2009 and for the six months ended June 30, 2008 and 2009. The following information should be read in conjunction with our financial statements and related notes incorporated by reference in the accompanying prospectus, and our historical financial statements and related notes contained in our annual reports, quarterly reports and other information on file with the SEC. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.”

The summary statement of operations data for the six months ended June 30, 2008 and 2009, and the balance sheet data as of June 30, 2009, are unaudited but include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for any other interim periods or for the year as a whole.

The as adjusted balance sheet data as of June 30, 2009 reflects receipt of the estimated net proceeds of $116.6 million from the sale of the common stock in this offering (assuming no exercise of the underwriters’ option to purchase additional shares) at the public offering price of $30.50 per share and the estimated net proceeds from the issuance of $200 million principal amount of convertible senior notes, due in 2016 (assuming no exercise of the underwriters’ option to purchase additional notes), in our concurrent convertible notes offering, in each case, after deducting underwriting discounts and estimated offering expenses payable by us.

				Six Months Ended
	Year Ended December 31,			June 30,
	2006	2007	2008	2008	2009
				(Unaudited)
	(In thousands, except for per share data)

Statement of Operations Data:
Revenue:
Revenue from collaboration agreement	$29,274	$90,429	$194,343	$93,927	$113,936
License fee revenue	250	—	—	—	—
Operating expenses:
Research and development	84,169	83,306	123,749	42,052	56,842
Selling, general and administrative	50,019	60,546	80,994	39,667	45,459

Income (loss) from operations	(104,664)	(53,423)	(10,400)	12,208	11,635
Investment income, net	11,983	19,256	12,695	7,933	2,092
Provision for income taxes	—	—	347	249	288

Net income (loss)	$(92,681)	$(34,167)	$1,948	$19,892	$13,439

Basic net income (loss) per share	$(2.20)	$(0.67)	$0.03	$0.36	$0.24

Diluted net income (loss) per share	$(2.20)	$(0.67)	$0.03	$0.35	$0.24

Shares used in computing basic net income (loss) per share	42,170	51,177	55,915	55,531	56,803

Shares used in computing diluted net income (loss) per share	42,170	51,177	56,765	56,534	57,178

	June 30, 2009
	Actual	As Adjusted
	(Unaudited)
	(In thousands)

Balance Sheet Data:
Cash, cash equivalents, and current and non-current marketable securities	$469,501	$779,816
Total assets	530,490	847,115
Working capital	463,900	774,215
4.00% Convertible Senior notes due 2016(1)	—	200,000
Accumulated deficit	(457,271)	(457,271)
Total stockholders’ equity	508,049	624,674

(1)	Amount reflects the gross proceeds of our concurrent convertible notes offering assuming no exercise of the underwriters’ option to purchase additional notes. The recording of the notes does not include the application of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which we expect to adopt in our third fiscal quarter in 2009. Under FSP APB 14-1, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of FSP APB 14-1 on the accounting for the notes is that the equity component would be included in the additional paid-in-capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks.

Risks Related to Our Business

Nexavar® (sorafenib) tablets is our only approved product. If Nexavar fails and we are unable to develop and commercialize alternative product candidates our business would fail.

Nexavar is our only approved product. Although we recently acquired rights to develop and commercialize ONX 0801 and options to license ONX 0803 and ONX 0805 in the United States, Canada and Europe, these compounds are in very early stages of development and we may be unable to successfully develop and commercialize these or other product candidates. If Nexavar ceases to be commercially successful and we are unable to develop and commercialize any other products, our business would fail.

There are several competing therapies approved and in development for the treatment of advanced kidney cancer. If Nexavar is unable to successfully compete against existing and future therapies in advanced kidney cancer, our business would be harmed.

There are several competing therapies approved for the treatment of kidney cancer, including Sutent, a multi-kinase inhibitor marketed in the United States, the European Union and other countries by Pfizer; Torisel, an mTOR inhibitor marketed in the United States, the European Union and other countries by Wyeth; Avastin, an angiogenesis inhibitor approved for the treatment of advanced kidney cancer in the United States and the European Union and marketed by Genentech and Roche; and Afinitor, an mTOR inhibitor recently approved by the FDA and marketed by Novartis. Nexavar’s market share in advanced kidney cancer has decreased following the introduction of these products into the market.

A demonstrated survival benefit is an important element in determining standard of care. While we did not demonstrate a statistically significant overall survival benefit for patients treated with Nexavar in our Phase 3 kidney cancer trial, we believe the outcome was impacted by the crossover of patients from placebo to Nexavar during the conduct of our pivotal clinical trial. Competitors with statistically significant overall survival data could be preferred in the marketplace, which could impair our ability to successfully market Nexavar. Furthermore, the use of any particular therapy may limit the use of a competing therapy with a similar mechanism of action. The FDA approval of Nexavar permits Nexavar to be used as an initial, or first-line, therapy and subsequent lines of therapy for the treatment of advanced kidney cancer, but some other approvals do not. For example, the European Union approval indicates Nexavar only for advanced kidney cancer patients that have failed prior therapy or whose physicians deem alternate therapies inappropriate.

We expect competition to increase as additional products are approved to treat advanced kidney cancer. Products in development for advanced kidney cancer include GlaxoSmithKline’s pazopanib, a multi-kinase inhibitor, among others. The successful introduction of other new therapies to treat advanced kidney cancer could significantly reduce the potential market for Nexavar in this indication.

There are several existing approaches and several therapies in development for the treatment of liver cancer. If Nexavar is unable to successfully compete against existing and future therapies in liver cancer, our business would be harmed.

There are many existing approaches used in the treatment of liver cancer including alcohol injection, radiofrequency ablation, chemoembolization, cryoablation and radiation therapy. While Nexavar is the first systemic therapy to demonstrate a survival benefit for liver cancer, several other therapies are in development, including Pfizer’s sunitinib, a multi-kinase inhibitor and Bristol-Meyers Squibb’s brivanib, a Vascular Endothelial Growth Factor Receptor 2 (VEGFR 2) inhibitor. If Nexavar is unable to compete or be combined successfully with existing approaches or if new therapies are developed for liver cancer, our business would be harmed.

Although Nexavar has been approved in the United States, the European Union and other territories for the treatment of patients with liver cancer, adoption may be slow or limited for a variety of reasons including the geographic distribution of the patient population, the current treatment paradigm for liver cancer patients, the underlying liver disease present in most liver cancer patients and limited reimbursement. If Nexavar is not broadly adopted for the treatment of liver cancer, our business would be harmed.

Nexavar has been approved in the United States, the European Union and many other countries as the first systemic treatment for liver cancer. The rate of adoption and the ultimate market size will be dependent on several factors including educating treating physicians on the appropriate use of Nexavar and the management of patients who are receiving Nexavar. This may be difficult as liver cancer patients typically have underlying liver disease and other comorbidities and can be treated by a variety of medical specialists. In addition, screening, diagnostic and treatment practices can vary significantly by region. Further, liver cancer is common in many regions in the developing world where the healthcare systems are limited and reimbursement for Nexavar is limited or unavailable, which will likely limit or slow adoption. If we are unable to change the treatment paradigms for this disease, we may be unable to successfully achieve the market potential of Nexavar in this indication, which could harm our business.

While we and Bayer have received marketing approval for Nexavar in the United States, the European Union and other territories to treat liver cancer, some regulatory authorities have not completed their review of the submissions and any review may not result in marketing approval by these other authorities in this indication. In addition, although Nexavar is approved for the treatment of patients with liver cancer in the European Union and elsewhere, certain countries require pricing to be established before reimbursement for this indication may be obtained. We may not receive or maintain pricing approvals at favorable levels or at all, which could harm our ability to broadly market Nexavar.

If our ongoing and planned clinical trials fail to demonstrate that Nexavar is safe and effective or we are unable to obtain necessary regulatory approvals, we will be unable to expand the commercial market for Nexavar and our business may fail.

In collaboration with Bayer, we are conducting multiple clinical trials of Nexavar. We are currently conducting a number of clinical trials of Nexavar alone or in combination with other anticancer agents in kidney, liver, non-small cell lung, breast, colorectal, ovarian and other cancers including a number of Phase 3 clinical trials.

Phase 3 trials are designed to more rigorously test the efficacy of a product candidate and are normally randomized and double-blinded. Phase 3 trials are typically monitored by independent data monitoring committees, or DMC, which periodically review data as a trial progresses. A DMC may recommend that a trial be stopped before completion for a number of reasons including safety concerns, patient benefit or futility. Our clinical trials may fail to demonstrate that Nexavar is safe and effective, and Nexavar may not gain additional regulatory approval, which would limit the potential market for the product causing our business to fail.

Nexavar has not been approved in cancer types other than advanced kidney and liver cancers. Success in one or even several cancer types does not indicate that Nexavar would be approved or have successful clinical trials in other cancer types. For example, Bayer and Onyx have conducted Phase 3 trials in melanoma and non-small cell lung cancer (NSCLC) that were not successful. In addition, in one non-small cell lung cancer Phase 3 trial, higher mortality was observed in the subset of patients with squamous cell carcinoma of the lung treated with Nexavar and carboplatin and paclitaxel than in the subset of patients treated with carboplatin and paclitaxel alone. Based on this observation, further enrollment of squamous cell carcinoma of the lung was suspended from other NSCLC trials sponsored by us. Other cancer types with a histology similar to squamous cell carcinoma of the lung may yield a similar adverse treatment outcome. If so, patients having this histology may be excluded from ongoing and future clinical trials, which could potentially delay clinical trial enrollment and would reduce the number of patients that could potentially receive Nexavar.

Many companies have failed to demonstrate the effectiveness of pharmaceutical product candidates in Phase 3 clinical trials notwithstanding favorable results in Phase 1 or Phase 2 clinical trials. We are conducting clinical trials of Nexavar in a variety of cancer types, stages of disease and in combination with a variety of therapies and therapeutic agents. If previously unforeseen and unacceptable side effects are observed, we may not proceed with further clinical trials of Nexavar in that cancer type, stage of disease or combination. In our clinical trials, we may treat patients with Nexavar as a single agent or in combination with other therapies, who have failed conventional treatments and who are in advanced stages of cancer. During the course of treatment, these patients may die or suffer adverse medical effects for reasons unrelated to Nexavar. These adverse effects may impact the interpretation of clinical trial results, which could lead to an erroneous conclusion regarding the toxicity or efficacy of Nexavar.

We are dependent upon our collaborative relationship with Bayer to further develop, manufacture and commercialize Nexavar. There may be circumstances that delay or prevent Bayer’s ability to develop, manufacture and commercialize Nexavar.

Our strategy for developing, manufacturing and commercializing Nexavar depends in large part upon our relationship with Bayer. If we are unable to maintain our collaborative relationship with Bayer, we would need to undertake development, manufacturing and marketing activities at our own expense. This would significantly increase our capital and infrastructure requirements, may limit the indications we are able to pursue and could prevent us from effectively developing and commercializing Nexavar.

We are subject to a number of risks associated with our dependence on our collaborative relationship with Bayer, including:

•	adverse decisions by Bayer regarding the amount and timing of resource expenditures for the development and commercialization of Nexavar;

•	possible disagreements as to development plans, including clinical trials or regulatory approval strategy;

•	the right of Bayer to terminate the collaboration agreement with us on limited notice and for reasons outside our control;

•	loss of significant rights if we fail to meet our obligations under the collaboration agreement;

•	the development or acquisition by Bayer of competing products. For example, Bayer is developing fluoro-sorafenib in Phase 2 clinical trials for kidney cancer and the ownership of this compound is being disputed by us through the lawsuit we filed against Bayer;

•	adverse regulatory or legal action against Bayer resulting from failure to meet healthcare industry compliance requirements in the promotion, sale, or federal and state reporting of Nexavar;

•	changes in key management personnel at Bayer that are members of the collaboration’s executive team; and

•	disagreements with Bayer regarding the collaboration agreement or ownership of proprietary rights.

Due to these factors and other possible disagreements with Bayer, we may be delayed or prevented from further developing, manufacturing or commercializing Nexavar, and we may become involved in additional litigation or arbitration against Bayer, which could be time consuming and expensive.

While we continue to collaborate with Bayer in the development and commercialization of Nexavar, in May 2009, we filed a complaint against Bayer seeking a declaration that fluoro-sorafenib, a variant of sorafenib that has the same chemical structure as Nexavar, except that a single fluorine atom has been substituted for a hydrogen atom, is a jointly-owned collaboration compound under our collaboration agreement, together with other remedies. We believe that Onyx has rights to this drug candidate under the terms of our collaboration agreement with Bayer and Bayer has asserted that we have no such rights. Our litigation against Bayer may be time consuming and expensive, and may be a distraction to our management. Should it ultimately be determined that Onyx has no rights to fluoro-sorafenib and this product candidate were to successfully complete development and be approved for marketing, it could compete with Nexavar. In addition, such development could create different incentives between us and Bayer regarding the development and promotion of Nexavar, thereby harming our business.

Our collaboration agreement with Bayer terminates when patents expire that were issued in connection with product candidates discovered under that agreement, or upon the time when neither we nor Bayer are entitled to profit sharing under that agreement, whichever is later. Bayer holds the global patent applications related to Nexavar. The patents and patent applications covering Nexavar are owned by Bayer and are licensed to us through our collaboration agreement with Bayer. We have no control over the prosecution of Bayer’s patents. Bayer has United States patents that cover Nexavar and pharmaceutical compositions of Nexavar which we believe provide adequate patent protection until at least 2020. Bayer also has a European patent that covers Nexavar which will expire in 2020. Bayer has other patents/patent applications that are pending worldwide that cover Nexavar alone or in combination with other drugs for treating cancer.

We face intense competition and rapid technological change, and many of our competitors have substantially greater resources than we have.

We are engaged in a rapidly changing and highly competitive field. We are seeking to develop and market Nexavar to compete with other products and therapies that currently exist or are being developed. Many other companies are actively seeking to develop products that have disease targets similar to those we are pursuing. Some of these competitive product candidates are in clinical trials and others are approved. Competitors that target the same tumor types as our Nexavar program and that have commercial products or product candidates at various stages of clinical development include Pfizer, Roche, Wyeth, Novartis International AG, Amgen, AstraZeneca PLC, OSI Pharmaceuticals, Inc., GlaxoSmithKline, Eli Lilly and several others. A number of companies have agents such as small molecules or antibodies targeting Vascular Endothelial Growth Factor, or VEGF; VEGF receptors; Epidermal Growth Factor, or EGF; EGF receptors; and other enzymes. In addition, many other pharmaceutical companies are developing novel cancer therapies that, if successful, would also provide competition for Nexavar.

Many of our competitors, either alone or together with collaborators, have substantially greater financial resources and research and development staffs. In addition, many of these competitors, either alone or together with their collaborators, have significantly greater experience than we do in:

•	developing products;

•	undertaking preclinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of products; and

•	manufacturing and marketing products.

Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing product candidates before we do. We will compete with companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. Further, we face numerous competitors working on product candidates to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, our product candidates, if approved, may compete with existing therapies that have long histories of safe and effective use. We may also face competition from other drug development technologies and methods of preventing or reducing the incidence of disease and other classes of therapeutic agents.

Developments by competitors may render our product candidates obsolete or noncompetitive. We face and will continue to face intense competition from other companies for collaborations with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with collaborative parties, may succeed with technologies or products that are more effective than ours.

We anticipate that we will face increased competition in the future as new companies enter our markets and as scientific developments surrounding other cancer therapies continue to accelerate. We have made significant expenditures toward the development of Nexavar and the establishment of a commercialization infrastructure. If Nexavar cannot compete effectively in the marketplace, we may be unable to realize sufficient revenue from Nexavar to offset our expenditures toward its development and commercialization, and our business will suffer.

Our operating results are unpredictable and may fluctuate. If our operating results are below the expectations of securities analysts or investors, the trading price of our stock could decline.

Our operating results will likely fluctuate from quarter to quarter and from year to year, and are difficult to predict. Due to a highly competitive environment in kidney cancer and launches throughout the world, as well as the treatment paradigm in liver cancer, Nexavar sales will be difficult to predict from period to period. Our operating expenses are highly dependent on expenses incurred by Bayer and are largely independent of Nexavar sales in any particular period. In addition, we expect to incur significant operating expenses associated with the development activities of ONX 0801. If we exercise our option rights related to ONX 0803 and ONX 0805, we will be required to pay significant license fees and we also expect to incur significant operating expenses for development of ONX 0803 and ONX 0805. We believe that our quarterly and annual results of operations may be negatively affected by a variety of factors. These factors include, but are not limited to, the level of patient demand for Nexavar, the timing and level of investments in sales and marketing efforts to support the sales of Nexavar, the timing and level of investments in the research and development of Nexavar, the ability of Bayer’s distribution network to process and ship Nexavar on a timely basis, fluctuations in foreign currency exchange rates and expenditures we may incur to acquire or develop additional products.

In addition, as a result of our adoption of SFAS 123(R), we must measure compensation cost for stock-based awards made to employees at the grant date of the award, based on the fair value of the award, and recognize the cost as an expense over the employee’s requisite service period. As the variables that we use as a basis for valuing these awards change over time, the magnitude of the expense that we must recognize may vary significantly. Any such variance from one period to the next could cause a significant fluctuation in our operating results.

It is, therefore, difficult for us to accurately forecast profits or losses. As a result, it is possible that in some quarters our operating results could be below the expectations of securities analysts or investors, which could cause the trading price of our common stock to decline, perhaps substantially.

The market may not accept our products and pharmaceutical pricing and reimbursement pressures may reduce profitability.

Nexavar or future product candidates that we may develop may not gain market acceptance among physicians, patients, healthcare payors and/or the medical community or the market may not be as large as forecasted. One factor that may affect market acceptance of Nexavar or future products we may develop is the availability of third-party reimbursement. Our commercial success may depend, in part, on the availability of adequate reimbursement for patients from third-party healthcare payors, such as government and private health insurers and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and services, especially in global markets, and their reimbursement practices may affect the price levels for Nexavar or future products. In addition, the market for our products may be limited by third-party payors who establish lists of approved products and do not provide reimbursement for products not listed. If our products are not on the approved lists, our sales may suffer. Changes in government legislation or regulation, such as the Medicare Act in the United States, including Medicare Part D, or changes in private third-party payors’ policies towards reimbursement for our products may reduce reimbursement of our product costs and increase the amounts that patients have to pay themselves. Non-government organizations can influence the use of Nexavar and reimbursement decisions for Nexavar in the United States and elsewhere. For example, the National Comprehensive Cancer Network, or NCCN, a not-for-profit alliance of cancer centers, has issued guidelines for the use of Nexavar in the treatment of advanced kidney cancer and unresectable liver cancer. These guidelines may affect treating physicians’ use of Nexavar in treatment-naïve advanced kidney and liver cancer patients.

Nexavar’s success in Europe and other regions will also depend largely on obtaining and maintaining government reimbursement. For example, in Europe and in many other international markets, most patients will not use prescription drugs that are not reimbursed by their governments. Negotiating prices with governmental authorities can delay commercialization by twelve months or more. Even if reimbursement is available, reimbursement policies may adversely affect our ability to sell our products on a profitable basis. For example, in Europe and in many international markets, governments control the prices of prescription pharmaceuticals and expect prices of prescription pharmaceuticals to decline over the life of the product or as volumes increase. Further reimbursement policies are subject to change due to economic, political or competitive factors. We believe that this will continue into the foreseeable future as governments struggle with escalating health care spending.

A number of additional factors may limit the market acceptance of products, including the following:

•	rate of adoption by healthcare practitioners;

•	treatment guidelines issued by government and non-government agencies;

•	types of cancer for which the product is approved;

•	rate of a product’s acceptance by the target population;

•	timing of market entry relative to competitive products;

•	availability of alternative therapies;

•	price of our product relative to alternative therapies;

•	extent of marketing efforts by us and third-party distributors or agents retained by us; and

•	side effects or unfavorable publicity concerning our products or similar products.

If Nexavar or any future product candidates that we may develop do not achieve market acceptance, we may not realize sufficient revenues from product sales, which may cause our stock price to decline.

Unstable market and economic conditions may have serious adverse consequences on our business.

Our general business strategy may be adversely affected by the recent economic downturn and volatile business environment and continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate further, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. We believe we are well positioned with significant capital resources to meet our current working capital and capital expenditure requirements. However, a prolonged or profound economic downturn may result in adverse changes to product reimbursement and pricing and sales levels, which would harm our operating results. Additionally, other challenges resulting from the current economic environment include increases in national unemployment impacting patients’ ability to access drugs, increases in uninsured or underinsured patients affecting their ability to afford pharmaceutical products, potential national healthcare reform’s impact on the pharmaceutical industry and increased U.S. free goods to patients. There is a risk that one or more of our current service providers, manufacturers and other partners may not survive these difficult economic times, which would directly affect our ability to attain our operating goals on schedule and on budget. Further dislocations in the credit market may adversely impact the value and/or liquidity of marketable securities owned by the Company. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans or plans to acquire additional technology. There is a possibility that our stock price may decline, due in part to the volatility of the stock market and the general economic downturn, such that we would lose our status as a Well-Known Seasoned Issuer, which allows us to more rapidly and more cost-effectively raise funds in the public markets.

Our clinical trials could take longer to complete than we project or may not be completed at all.

Although for planning purposes we project the commencement, continuation and completion of ongoing clinical trials, the actual timing of these events may be subject to significant delays relating to various causes, including actions by Bayer, scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria and shortages of available drug supply. We may not complete clinical trials involving Nexavar as projected or at all.

We and Bayer have launched a broad, multinational Phase 2 program in advanced breast and other cancers, including ovarian and colorectal carcinoma. We may not have the necessary capabilities to successfully manage the execution and completion of these planned clinical trials in a way that leads to approval of Nexavar for the target indications. In addition, we rely on Bayer, academic institutions, cooperative oncology organizations and clinical research organizations to conduct, supervise or monitor the majority of clinical trials involving Nexavar. We have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. Failure to commence or complete, or delays in our planned clinical trials would prevent us from commercializing Nexavar in indications other than kidney cancer and liver cancer, and thus seriously harm our business.

If serious adverse side effects are associated with Nexavar, approval for Nexavar could be revoked, sales of Nexavar could decline, and we may be unable to develop Nexavar as a treatment for other types of cancer.

The FDA-approved package insert for Nexavar for the treatment of patients with advanced kidney cancer and unresectable liver cancer includes several warnings relating to observed adverse reactions. These include, but are not limited to, cardiac ischemia and/or infarction; incidence of bleeding; hypertension which may occur early in the therapy; hand-foot skin reaction and rash; and some instances of gastrointestinal perforations. Other treatment-emergent adverse reactions observed in patients taking Nexavar include, but are not limited to, diarrhea, fatigue, abdominal pain, weight loss, anorexia, alopecia, nausea and vomiting. With continued and potentially expanded commercial use of Nexavar and additional clinical trials of Nexavar, we and Bayer anticipate we will routinely update adverse reactions listed in the package insert to reflect current information. For example, subsequent to the initial FDA approval, we and Bayer have updated the package insert to include additional information on new adverse reactions reported by physicians using Nexavar. If additional adverse reactions emerge, or a pattern of severe or persistent previously observed side effects is observed in the Nexavar patient population, the FDA or other international regulatory agencies could modify or revoke approval of Nexavar or we may choose to withdraw it from the market. If this were to occur, we may be unable to obtain approval of Nexavar in additional indications and foreign regulatory agencies may decline to approve Nexavar for use in any indication. Any of these outcomes would have a material adverse impact on our business. In addition, if patients receiving Nexavar were to suffer harm as a result of their use of Nexavar, these patients or their representatives may bring claims against us. These claims, or the mere threat of these claims, could have a material adverse effect on our business and results of operations.

We are subject to extensive government regulation, which can be costly, time consuming and subject us to unanticipated delays. If we are unable to obtain or maintain regulatory approvals for our products, compounds or product candidates, we will not be able to market or further develop them.

Drug candidates under development and approved for marketing are subject to extensive and rigorous domestic and foreign regulation, including the FDA’s requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. We have received regulatory approval for the use of Nexavar in the treatment of advanced kidney and liver cancer in the United States, in the European Union and a number of foreign markets, and we are developing Nexavar for several additional indications. Any compounds or product candidates that we may develop, including ONX 0801, ONX 0803 and ONX 0805, cannot be marketed in the U.S. until they have been approved by the FDA, and then they can only be marketed for the indications and claims approved by the FDA.

For Nexavar, we rely on Bayer to manage communications with regulatory agencies, including filing new drug applications, submission of promotional materials and generally directing the regulatory processes for Nexavar. We also rely on Bayer to complete the necessary government reporting obligations such as price calculation reporting and clinical study disclosures to federal and state regulatory agencies. We and Bayer may not obtain necessary additional approvals from the FDA or other regulatory authorities. If we fail to obtain required governmental approvals, we will experience delays in or be precluded from marketing Nexavar in particular indications or countries. The FDA or other regulatory authorities may approve only limited label information for the product. The label information describes the indications and methods of use for which the product is authorized, and if overly restrictive, may limit our and Bayer’s ability to successfully market any approved product. If we have disagreements as to ownership of clinical trial results or regulatory approvals, and the FDA refuses to recognize us as holding, or having access to, the regulatory approvals necessary to commercialize Nexavar, we may experience delays in or be precluded from marketing products.

For any compounds or product candidates that we may further develop, we cannot be sure that we will be able to receive necessary regulatory approvals on a timely basis, if at all. Delays in obtaining approvals could prevent us from marketing any potential products and would adversely affect our business.

The regulatory review and approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance and may involve ongoing requirements for post-marketing studies. Additional or more rigorous governmental regulations may be promulgated that could delay regulatory approval of our products or product candidates. Delays in obtaining regulatory approvals would adversely affect the successful commercialization of our products or product candidates.

After Nexavar and any other products we may develop are marketed, the products and their manufacturers are subject to continual review. Later discovery of previously unknown problems with Nexavar or any other products we may develop and manufacturing and production by Bayer or other third parties may result in restrictions on our products or product candidates, including withdrawal from the market. In addition, problems or failures with the products of others, before or after regulatory approval, including our competitors, could have an adverse effect on our ability to obtain or maintain regulatory approval. Increased industry trends in U.S. regulatory scrutiny of promotional activity by the FDA, Department of Justice, Office of Inspector General and Offices of State Attorney Generals resulting from healthcare fraud and abuse, including, but not limited to, violations of the Food, Drug and Cosmetic Act, False Claims Act and federal anti-kickback statute, have led to significant penalties for those pharmaceutical companies alleged of non-compliance. If we or Bayer fail to comply with applicable regulatory requirements, including strict regulation of marketing and sales activities, we could be subject to penalties, including fines, suspensions of regulatory approval, product recall, seizure of products and criminal prosecution.

We are dependent on the efforts of Bayer to market and promote Nexavar.

Under our collaboration and co-promotion agreements with Bayer, we and Bayer are co-promoting Nexavar in the United States.

We do not have the right to co-promote Nexavar in any country outside the United States, and we are dependent solely on Bayer to promote Nexavar in foreign countries where Nexavar is approved. In all foreign countries, except Japan, Bayer will first receive a portion of the product revenues to repay Bayer for its foreign commercialization infrastructure, before determining our share of profits and losses. In Japan, we receive a single-digit royalty on any sales of Nexavar.

We have limited ability to direct Bayer in its promotion of Nexavar in foreign countries where Nexavar is approved. Bayer may not have sufficient experience to promote oncology products in foreign countries and may fail to devote appropriate resources to this task. If Bayer fails to adequately promote Nexavar in foreign countries, we may be unable to obtain any remedy against Bayer. If this were to happen, sales of Nexavar in any foreign countries where Nexavar is approved may be harmed, which would negatively impact our business.

Similarly, Bayer may establish a sales and marketing infrastructure for Nexavar outside the United States that is too large and expensive in view of the magnitude of the Nexavar sales opportunity or establish this infrastructure too early in view of the ultimate timing of potential regulatory approvals. Since we share in the profits and losses arising from sales of Nexavar outside of the United States, rather than receiving a royalty (except in Japan), we are at risk with respect to the success or failure of Bayer’s commercial decisions related to Nexavar as well as the extent to which Bayer succeeds in the execution of its strategy.

We are dependent on the efforts of and funding by Bayer for the development of Nexavar.

Under the terms of the collaboration agreement, we and Bayer must agree on the development plan for Nexavar. If we and Bayer cannot agree, clinical trial progress could be significantly delayed or halted. Further, if we or Bayer cease funding development of Nexavar under the collaboration agreement, then that party will be entitled to receive a royalty, but not to share in profits. Bayer could, upon 60 days notice, elect at any time to terminate its co-funding of the development of Nexavar. If Bayer terminates its co-funding of Nexavar development, we may be unable to fund the development costs on our own and may be unable to find a new collaborator, which could cause our business to fail.

ONX 0801 may not be developed successfully, which would adversely affect our prospects for future revenue growth and our stock price.

ONX 0801 is in the pre-clinical stage of development. Successful development of this compound is highly uncertain and depends on a number of factors, many of which are beyond our control. Compounds that appear promising in research or development may be delayed or fail to reach later stages of development or the market for a variety of reasons including:

•	preclinical tests may show the product to be toxic or lack efficacy in animal models;

•	clinical trial results may show the product to be less effective than desired or to have harmful or problematic side effects;

•	the necessary regulatory approvals may not be received, or may be delayed due to factors such as slow enrollment in clinical studies, extended length of time to achieve study endpoints, additional time requirements for data analysis or preparation of the investigational new drug application, discussions with regulatory authorities, requests from regulatory authorities for additional pre-clinical or clinical data, analyses or changes to study design, or unexpected safety, efficacy or manufacturing issues;

•	difficulties formulating the product, scaling the manufacturing process or in getting approval for manufacturing;

•	manufacturing costs, pricing or reimbursement issues, or other factors may make the product uneconomical;

•	the proprietary rights of others and their competing products and technologies may prevent the product from being developed or commercialized; and

•	the contractual rights of our collaborators or others may prevent the product from being developed or commercialized.

If this compound is not developed successfully, our prospects for future revenue growth and our stock price would be harmed.

We do not have the manufacturing expertise or capabilities for any current and future products and are dependent on others to fulfill our manufacturing needs, which could result in lost sales and the delay of clinical trials or regulatory approval.

Under our collaboration agreement with Bayer, Bayer has the manufacturing responsibility to supply Nexavar for clinical trials and to support our commercial requirements. However, should Bayer give up its right to co-develop Nexavar, we would have to manufacture Nexavar, or contract with another third party to do so for us. Additionally, under our agreement with BTG we are responsible for all product development and commercialization activities of ONX 0801. Under our agreement with S*BIO, if we exercise our options and if S*BIO fails to supply us inventory through manufacturing, or other specified events occur, we have co-exclusive rights (with S*BIO) to make and have made ONX 0803 and ONX 0805 for use and sale in the United States, Canada and Europe.

We lack the resources, experience and capabilities to manufacture Nexavar, ONX 0801 and, if required, ONX 0803 and ONX 0805 or any future product candidates on our own and would require substantial funds to establish these capabilities. Consequently, we are, and expect to remain, dependent on third parties to manufacture our product candidates and products. These parties may encounter difficulties in production scale-up, including problems involving production yields, control and quality assurance, regulatory status relating to our products or those of our clients or shortage of qualified personnel. These third parties may not perform as agreed or may not continue to manufacture our products for the time required by us to successfully market our products. These third parties may fail to deliver the required quantities of our products or product candidates on a timely basis and at commercially reasonable prices. Failure by these third parties could impair our ability to meet the market demand for Nexavar, and could delay our ongoing clinical trials and our applications for regulatory approval. If these third parties do not adequately perform, we may be forced to incur additional expenses to pay for the manufacture of products or to develop our own manufacturing capabilities.

We have a history of losses, and we may continue to incur losses.

Although we achieved profitability for the year ended December 31, 2008, we have incurred net losses for the years ended December 31, 2007 and 2006 of $34.2 million and $92.7 million, respectively. As of June 30, 2009, we had an accumulated deficit of approximately $457.3 million. We have incurred losses principally from costs incurred in our research and development programs, from our general and administrative costs and the development of our commercialization infrastructure. We may continue to incur operating losses as we expand our development and commercial activities for our products, compounds and product candidates.

We have made, and plan to continue to make, significant expenditures towards the development and commercialization of Nexavar. We may never realize sufficient product sales to offset these expenditures. In addition, we will require significant funds for the research and development activities for ONX 0801. Upon the attainment of specified milestones, we are required to make milestone payments to BTG, which would also require significant funds. Exercising any of our option rights under our agreement with S*BIO will also cause us to incur additional operating expenses that would require significant funds. Our ability to achieve and maintain consistent profitability depends upon success by us and Bayer in marketing Nexavar in approved indications and the successful development and regulatory approvals of Nexavar in additional indications.

If we lose our key employees or are unable to attract or retain qualified personnel, our business could suffer.

The loss of the services of key employees may have an adverse impact on our business unless or until we hire a suitably qualified replacement. We do not maintain key person life insurance on any of our officers, employees or consultants. Any of our key personnel could terminate their employment with us at any time and without notice. We depend on our continued ability to attract, retain and motivate highly qualified personnel. We face competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. Following our licensing of ONX 0801, we are now conducting our own research and development of product candidates other than Nexavar, and we will need to hire individuals with the appropriate scientific skills. If we cannot hire these individuals in a timely fashion, we will be unable to engage in new product candidate discovery activities.

We may need additional funds, and our future access to capital is uncertain.

We may need additional funds to conduct the costly and time-consuming activities related to the development and commercialization of Nexavar, ONX 0801 and, if we exercise our option rights, ONX 0803 and ONX 0805, including manufacturing, clinical trials and regulatory approval. Also, we may need funds to acquire rights to additional product candidates or acquire new or complementary businesses. Our future capital requirements will depend upon a number of factors, including:

•	revenue from our product sales;

•	global product development and commercialization activities;

•	the cost involved in enforcing patent claims against third parties and defending claims by third parties;

•	the costs associated with acquisitions or licenses of additional products;

•	the cost of acquiring new or complementary businesses;

•	competing technological and market developments;

•	repayment of our of milestone-based advances to Bayer, and

•	future fee and milestone payments to BTG and S*BIO.

We may not be able to raise additional capital on favorable terms, or at all. Beginning in 2008, the public equity and debt markets, historically our primary source of capital, have become difficult or impossible for many companies, including those in our industry, to access. If we are unable to obtain additional funds, we may not be able to fund our share of commercialization expenses and clinical trials. We may also have to curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses on terms that are unfavorable to us.

Even in the event that the offering contemplated hereby and the contemplated concurrent notes offering are not completed, we believe that our existing capital resources and interest thereon will be sufficient to fund our current development plans beyond 2010. However, if we change our development plans, acquire rights to or license additional products, or seek to acquire new or complementary businesses, we may need additional funds sooner than we expect. In addition, we anticipate that our expenses related to the development of ONX 0801 and our share of expenses under our collaboration with Bayer will increase over the next several years as we begin activities to develop ONX 0801 and continue our share of funding for the Nexavar clinical development program and expansion of commercial activities for Nexavar throughout the world. While these costs are unknown at the current time, we may need to raise additional capital to begin developing ONX 0801 beyond the pre-clinical stage and to continue the co-funding of the Nexavar program through and beyond 2010, and may be unable to do so.

We may not be able to realize the potential financial or strategic benefits of business acquisitions or strategic investments, which could hurt our ability to grow our business, develop new products or sell our products.

We invested in S*BIO in December 2008 and may enter into future acquisitions of, or investments in, businesses, in order to complement or expand our current business or enter into a new product area. Negotiations associated with an acquisition or strategic investment could divert management’s attention and other company resources. Any of the following risks associated with future acquisitions or investments could impair our ability to grow our business, develop new products, or sell Nexavar, and ultimately could have a negative impact on our growth or our financial results:

•	difficulty in combining the products, operations or workforce of any acquired business with our business;

•	difficulty in operating in a new or multiple new locations;

•	disruption of our ongoing businesses or the ongoing business of the company that we invest in or acquire;

•	difficulty in realizing the potential financial or strategic benefits of the transaction;

•	difficulty in maintaining uniform standards, controls, procedures and policies;

•	disruption of or delays in ongoing research and development efforts;

•	diversion of capital and other resources;

•	assumption of liabilities;

•	diversion of resources and unanticipated expenses resulting from litigation arising from potential or actual business acquisitions or investments;

•	difficulties in entering into new markets in which we have limited or no experience and where competitors in such markets have stronger positions; and

•	impairment of relationships with our or the acquired businesses’ employees and other third parties, such as suppliers, or the loss of such relationships as a result of our acquisition or investment.

In addition, the consideration for any future acquisition could be paid in cash, shares of our common stock, the issuance of convertible debt securities or a combination of cash, convertible debt and common stock. If we make an investment in cash or use cash to pay for all or a portion of an acquisition, our cash reserves would be reduced which could negatively impact our liquidity, the growth of our business or our ability to develop new products. However, if we pay the consideration with shares of common stock, or convertible debentures, the holdings of our existing stockholders would be diluted and the price of our common stock and the notes may be adversely affected. The significant decline in the trading price of our common stock would make the dilution to our stockholders more extreme and could negatively impact our ability to pay the consideration with shares of common stock or convertible debentures. We cannot forecast the number, timing or size of future strategic investments or acquisitions, or the effect that any such investments or acquisitions might have on our operations or financial results.

If the specialty pharmacies and distributors that we and Bayer rely upon to sell Nexavar fail to perform, our business may be adversely affected.

Our success depends on the continued customer support efforts of our network of specialty pharmacies and distributors. A specialty pharmacy is a pharmacy that specializes in the dispensing of medications for complex or chronic conditions, which often require a high level of patient education and ongoing management. The use of specialty pharmacies and distributors involves certain risks, including, but not limited to, risks that these specialty pharmacies and distributors will:

•	not provide us accurate or timely information regarding their inventories, the number of patients who are using Nexavar or complaints about Nexavar;

•	not effectively sell or support Nexavar;

•	reduce their efforts or discontinue to sell or support Nexavar;

•	not devote the resources necessary to sell Nexavar in the volumes and within the time frames that we expect;

•	be unable to satisfy financial obligations to us or others; and

•	cease operations.

Any such failure may result in decreased Nexavar sales and profits, which would harm our business.

We or Bayer may not be able to protect our intellectual property, which gives us the power to exclude third parties from using Nexavar, or we may not be able to operate our business without infringing upon the intellectual property rights of others.

We can protect our technology from unauthorized use by others only to the extent that our technology is covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, we depend in part on our ability to:

•	obtain patents;

•	license technology rights from others;

•	protect trade secrets;

•	operate without infringing upon the proprietary rights of others; and

•	prevent others from infringing on our proprietary rights, particularly generic drug manufacturers. In the United States, for drugs deemed a new chemical entity, such as Nexavar, FDA regulations preclude the filing of an ANDA that contains a challenge to the patents, prior to the four year anniversary of marketing approval. As such, we expect that one or more generic drug manufacturers will file an ANDA near the end of 2009, which will be the four year anniversary of Nexavar’s United States marketing approval.

In the case of Nexavar, the global patent applications related to this product candidate are held by Bayer, and are licensed to us in conjunction with our collaboration agreement with Bayer. Bayer has United States patents that cover Nexavar and pharmaceutical compositions of Nexavar, which we believe provide adequate patent protection until at least 2020. Based on a review of the public patent databases, Bayer also has a European patent that covers Nexavar, which will expire in 2020. Bayer has other patents/patent applications pending worldwide that cover Nexavar alone or in combination with other drugs for treating cancer. Certain of these patents may be subject to possible patent-term extensions, either in the U.S. or abroad, the entitlement to and the term of which cannot presently be calculated, in part because Bayer does not share with us information related to its Nexavar patent portfolio. We cannot be certain that these issued patents and future patents if they issue will provide adequate protection for Nexavar or will not be challenged by third parties in connection with the filing of an ANDA, or otherwise. As of June 30, 2009, we owned or had licensed rights to 59 United States patents and 18 United States patent applications and, generally, the foreign counterparts of these filings. Most of these patents or patent applications cover protein targets used to identify product candidates during the research phase of our collaborative agreements with Warner-Lambert Company, now Pfizer, or Bayer, or aspects of our now discontinued virus program. Additionally, we have corresponding patents or patent applications pending or granted in certain foreign jurisdictions.

The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Our patents, or patents that we license from others, may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Competitors may challenge or circumvent our patents or patent applications. Courts may find our patents invalid. Due to the extensive time required for development, testing and regulatory review of our potential products, our patents may expire or remain in existence for only a short period following commercialization, which would reduce or eliminate any advantage the patents may give us. In addition, if a generic competitor to Nexavar were successfully launched prior to the expiration of the Nexavar patents, our business could be materially harmed.

We may not have been the first to make the inventions covered by each of our issued or pending patent applications, or we may not have been the first to file patent applications for these inventions. Third party patents may cover the materials, methods of treatment or dosage related to our product and those third parties may make allegations of infringement. We cannot provide assurances that our products or activities, or those of our licensors, will not infringe patents or other intellectual property owned by third parties. Competitors may have independently developed technologies similar to ours. We may need to license the right to use third-party patents and intellectual property to develop and market our product candidates. We may not acquire required licenses on acceptable terms, if at all. If we do not obtain these required licenses, we may need to design around other parties’ patents, or we may not be able to proceed with the development, manufacture or, if approved, sale of our product candidates. We may face litigation to defend against claims of infringement, assert claims of infringement, enforce our patents, protect our trade secrets or know-how, or determine the scope and validity of others’ proprietary rights. In addition, we may require interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions relating to our patent applications. These activities, especially patent litigation, are uncertain, making any outcome difficult to predict and costly and may be a substantial distraction for our management team.

Bayer may have rights to publish data and information in which we have rights. In addition, we sometimes engage individuals, entities or consultants to conduct research that may be relevant to our business. The ability of these individuals, entities or consultants to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. The nature of the limitations depends on various factors, including the type of research being conducted, the ownership of the data and information and the nature of the individual, entity or consultant. In most cases, these individuals, entities or consultants are, at the least, precluded from publicly disclosing our confidential information and are only allowed to disclose other data or information generated during the course of the research after we have been afforded an opportunity to consider whether patent and/or other proprietary protection should be sought. However, these agreements may be breached, despite all precautions taken, and we may not have adequate remedies for any such breach. If we do not apply for patent protection prior to publication or if we cannot otherwise maintain the confidentiality of our technology and other confidential information, then our ability to receive patent protection or protect our proprietary information will be harmed, which may impair our competitive position and could adversely affect our growth.

Limited foreign intellectual property protection and compulsory licensing could limit our revenue opportunities.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. The requirements for patentability may differ in certain countries, particularly developing countries. We have recently become aware that a third party has filed an invalidity proceeding with the Chinese patent office to invalidate the patents that cover Nexavar. Unlike other countries, China has a heightened requirement for patentability, and specifically requires a detailed description of medical uses of a claimed drug, such as Nexavar. The invalidity proceeding was heard in July. Should the Chinese patent office find the Nexavar patent invalid, Bayer would most likely appeal the decision, which appeal could take several years to resolve the matter. In addition, in India, Bayer is in the process of enforcing its Nexavar patents against a generics supplier, Cipla Limited. While we believe that the Nexavar patents are valid, we cannot predict the outcome of these proceedings. Some companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. Many countries, including certain countries in Europe and developing countries, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, Bayer, the owner of the Nexavar patent estate, may have limited remedies if the Nexavar patents are infringed or if Bayer is compelled to grant a license of Nexavar to a third party, which could materially diminish the value of those patents that cover Nexavar. If compulsory licenses were extended to include Nexavar, this could limit our potential revenue opportunities. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the aggressive enforcement of patent and other intellectual property protection, which may make it difficult to stop infringement. Many countries limit the enforceability of patents against government agencies or government contractors. These factors could also negatively affect our revenue opportunities in those countries.

We may incur significant liability if it is determined that we are promoting the “off-label” use of drugs or are otherwise found in violation of federal and state regulations in the United States or elsewhere.

Physicians may prescribe drug products for uses that are not described in the product’s labeling and that differ from those approved by the FDA or other applicable regulatory agencies. Off-label uses are common across medical specialties. Physicians may prescribe Nexavar for the treatment of cancers other than advanced kidney cancer or liver cancer, although neither we nor Bayer are permitted to promote Nexavar for the treatment of any indication other than advanced kidney cancer or liver cancer. The FDA and other regulatory agencies have not approved the use of Nexavar for any other indications. Although the FDA and other regulatory agencies do not regulate a physician’s choice of treatments, the FDA and other regulatory agencies do restrict communications on the subject of off-

label use. Companies may not promote drugs for off-label uses. Accordingly, prior to approval of Nexavar for use in any indications other than advanced kidney cancer or liver cancer, we may not promote Nexavar for these indications. The FDA and other regulatory agencies actively enforce regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. A company that is found to have improperly promoted off-label uses may be subject to significant liability, including civil and administrative remedies as well as criminal sanctions.

Notwithstanding the regulatory restrictions on off-label promotion, the FDA and other regulatory authorities allow companies to engage in truthful, non-misleading, and non-promotional speech concerning their products. We engage in the support of medical education activities and communicate with investigators and potential investigators regarding our clinical trials. Although we believe that all of our communications regarding Nexavar are in compliance with the relevant regulatory requirements, the FDA or another regulatory authority may disagree, and we may be subject to significant liability, including civil and administrative remedies as well as criminal sanctions.

We face product liability risks and may not be able to obtain adequate insurance.

The sale of Nexavar and its and other products’ use in clinical trials exposes us to liability claims. In the United States, FDA approval of a drug may offer little or no protection from liability claims under state law (i.e., federal preemption defense), the tort duties for which may vary state to state. Although we are not aware of any historical or anticipated product liability claims against us, if we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of Nexavar.

We believe that we have obtained reasonably adequate product liability insurance coverage that includes the commercial sale of Nexavar and our clinical trials. However, the cost of insurance coverage is rising. We may not be able to maintain insurance coverage at a reasonable cost. We may not be able to obtain additional insurance coverage that will be adequate to cover product liability risks that may arise should a future product candidate receive marketing approval. Regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for a product;

•	injury to our reputation;

•	withdrawal of clinical trial volunteers; and

•	loss of revenues.

Thus, whether or not we are insured, a product liability claim or product recall may result in significant losses.

If we do not receive timely and accurate financial information from Bayer regarding the development and sale of Nexavar, we may be unable to accurately report our results of operations.

Due to our collaboration with Bayer, we are highly dependent on Bayer for timely and accurate information regarding any revenues realized from sales of Nexavar and the costs incurred in developing and selling it, in order to accurately report our results of operations. If we do not receive timely and accurate information or incorrectly estimate activity levels associated with the co-promotion and development of Nexavar at a given point in time, we could be required to record adjustments in future periods and may be required to restate our results for prior periods. Such inaccuracies or restatements could cause a loss of investor confidence in our financial reporting or lead to claims against us, resulting in a decrease in the trading price of shares of our common stock.

Provisions in our collaboration agreement with Bayer may prevent or delay a change in control.

Our collaboration agreement with Bayer provides that if we are acquired by another entity by reason of merger, consolidation or sale of all or substantially all of our assets, and Bayer does not consent to the transaction, then for 60 days following the transaction, Bayer may elect to terminate our co-development and co-promotion rights under the collaboration agreement. If Bayer were to exercise this right, Bayer would gain exclusive development and marketing rights to the product candidates developed under the collaboration agreement, including Nexavar. If this happens, we, or our successor, would receive a royalty based on any sales of Nexavar and other collaboration products, rather than a share of any profits, which could substantially reduce the economic value derived from the sales of Nexavar to us or our successor. These provisions of our collaboration agreement with Bayer may have the effect of delaying or preventing a change in control, or a sale of all or substantially all of our assets, or may reduce the number of companies interested in acquiring us.

A portion of our investment portfolio is invested in auction rate securities, and if auctions continue to fail for amounts we have invested, our investment will not be liquid. If the issuer of an auction rate security that we hold is unable to successfully close future auctions and their credit rating deteriorates, we may be required to adjust the carrying value of our investment through an impairment charge to earnings.

A portion of our investment portfolio is invested in auction rate securities. The underlying assets of these securities are student loans substantially backed by the federal government. Due to adverse developments in the credit markets, beginning in February 2008, these securities have experienced failures in the auction process. When an auction fails for amounts we have invested, the security becomes illiquid. In the event of an auction failure, we are not able to access these funds until a future auction on these securities is successful. We have reclassified these securities from current to non-current marketable securities, and if the issuer is unable to successfully close future auctions and their credit rating deteriorates, we may be required to adjust the carrying value of the marketable securities through an impairment charge to earnings.

Our operating results could be adversely affected by product sales occurring outside the United States and fluctuations in the value of the United States dollar against foreign currencies.

A majority of Nexavar sales are generated outside of the United States, and a significant percentage of Nexavar commercial and development expenses are incurred outside of the United States. Fluctuations in foreign currency exchange rates affect our operating results. Changes in exchange rates between these foreign currencies and the U.S. dollar will affect the recorded levels of our assets and liabilities as foreign assets and liabilities are translated into U.S. dollars for presentation in our financial statements, as well as our net sales, cost of goods sold, and operating margins. The primary foreign currency in which we have exchange rate fluctuation exposure is the Euro. As we expand, we could be exposed to exchange rate fluctuation in other currencies. Exchange rates between these currencies and U.S. dollars have fluctuated significantly in recent years and may do so in the future. Hedging foreign currencies can be difficult, especially if the currency is not freely traded. We cannot predict the impact of future exchange rate fluctuations on our operating results. We currently do not hedge any foreign currencies.

Risks Related to our Common Stock and this Offering

Our stock price is volatile.

Our common stock has experienced significant price and volume fluctuations. For example, during the period beginning January 1, 2006 and ending June 30, 2009, the closing sales price for one share of our common stock reached a high of $59.50 and a low of $10.44. A variety of factors may have a significant effect on our stock price, including:

•	fluctuations in our results of operations;

•	interim or final results of, or speculation about, clinical trials of Nexavar;

•	development progress of our early stage compounds;

•	decisions by regulatory agencies, or changes in regulatory requirements;

•	ability to accrue patients into clinical trials;

•	developments in our relationship with Bayer;

•	public concern as to the safety and efficacy of our product candidates;

•	changes in healthcare reimbursement policies;

•	announcements by us or our competitors of technological innovations or new commercial therapeutic products;

•	government regulation;

•	developments in patent or other proprietary rights or litigation brought against us;

•	sales by us of our common stock or debt securities;

•	foreign currency fluctuations, which would affect our share of collaboration profits or losses; and

•	general market conditions.

Recently, the stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress our stock price.

In connection with this offering, we are restricted from issuing additional shares of common stock, subject to specified exceptions, for a period of 60 days from the date of this prospectus supplement. Our directors and executive officers have agreed not to sell or otherwise dispose of any of their shares, subject to specified exceptions, for a period of 60 days from the date of this prospectus supplement. Exceptions to these lock-up agreements are described under “Underwriting.”

Sales of substantial amounts of our common stock after this offering, or the perception that we may issue substantial amounts of common stock, may adversely affect the price of our common stock and impair our ability raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock, convertible notes or other equity-linked securities would have on the market price of our common stock. The price of our common stock could be affected by possible sales of our common stock by investors who view our convertible notes or other equity-linked securities as more attractive means of equity participation in our company than our common stock, and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of our common stock.

Conversion of the notes offered and sold pursuant to the concurrent notes offering will dilute the ownership interests of existing stockholders.

If and to the extent that we deliver shares of our common stock in settlement of our conversion obligation with respect to any of the notes sold in our concurrent notes offering, the ownership interests of our existing stockholders will be diluted. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short-selling by holders of the notes engaged in hedging or arbitrage, and by other market participants.

We are at risk of securities class action litigation due to our expected stock price volatility.

In the past, stockholders have often brought securities class action litigation against a company following a decline in the market price of its securities. This risk is especially acute for us, because biotechnology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. In December 2006, following our announcement that a Phase 3 trial administering Nexavar or placebo tablets in combination with the chemotherapeutic agents carboplatin and paclitaxel in patients with advanced melanoma did not meet its primary endpoint, our stock price declined significantly. Similarly, following our announcement in February 2008 that one of our Phase 3 trials for non-small cell lung cancer had been stopped because an independent DMC analysis concluded that it did not meet its primary endpoint of improved overall survival, our stock price declined significantly. We may in the future be the target of securities class action litigation. Securities litigation could result in substantial costs, could divert management’s attention and resources, and could seriously harm our business, financial condition and results of operations.

Provisions in Delaware law, our charter and executive change of control agreements we have entered into may prevent or delay a change of control.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent a Delaware corporation from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s stock unless:

•	the board of directors approved the transaction where the stockholder acquired 15% or more of the corporation’s stock;

•	after the transaction in which the stockholder acquired 15% or more of the corporation’s stock, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

As such, these laws could prohibit or delay mergers or a change of control of us and may discourage attempts by other companies to acquire us.

Our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include:

•	our board is classified into three classes of directors as nearly equal in size as possible with staggered three-year terms;

•	the authority of our board to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

•	all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent;

•	special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, the board or 10% or more of the stockholders entitled to vote at the meeting; and

•	no cumulative voting.

These provisions may have the effect of delaying or preventing a change in control, even at stock prices higher than the then current stock price.

We have entered into change in control severance agreements with each of our executive officers. These agreements provide for the payment of severance benefits and the acceleration of stock option vesting if the executive officer’s employment is terminated within 24 months of a change in control. The change in control severance agreements may have the effect of preventing a change in control.

Management will have broad discretion as to the use of the proceeds from this offering and the concurrent notes offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering or the concurrent notes offering that we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the offering price to the public of $30.50 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $20.25 per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

We will incur significant indebtedness if and when we sell the convertible notes and we may incur additional indebtedness in the future. The indebtedness created by the sale of the convertible notes and any future indebtedness we incur exposes us to risks that could adversely affect our business, financial condition and results of operations.

As of June 30, 2009, we had no outstanding indebtedness. We will incur $200 million of senior indebtedness if and when we sell the notes, or $230 million of senior indebtedness if the underwriters exercise in full their option to purchase additional notes. We may also incur additional long-term indebtedness or obtain additional working capital lines of credit to meet future financing needs. Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business; and

•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the notes, or any indebtedness which we may incur in the future, we would be in default, which would permit the holders of the notes and such other indebtedness to accelerate the maturity of the notes and such other indebtedness and could cause defaults under the notes and such other indebtedness. Any default under the notes or any indebtedness which we may incur in the future could have a material adverse effect on our business, results of operations and financial condition.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 4,000,000 shares of common stock in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $116.6 million (or $134.1 if the underwriters exercise in full their option to purchase additional shares). These numbers are based on the offering price to the public of $30.50 per share. We estimate that the net proceeds from our concurrent convertible notes offering will be approximately $193.7 million, or $222.8 million if the underwriters exercise in full their option to purchase additional notes, after deducting underwriting discounts and estimated offering expenses payable by us. This offering is not contingent upon the completion of the notes offering and the notes offering is not contingent upon the completion of this offering. We cannot assure you that either or both of the offerings will be completed.

We intend to use the net proceeds from this offering together with the proceeds of our concurrent notes offering to build and diversify our pipeline by in-licensing product candidates or investing in or acquiring businesses or technologies that we believe are complementary to our own. We have no current commitments or agreements with respect to any such transactions as of the date of this prospectus supplement. We may also use a portion of our net proceeds from these offerings to fund the costs of our clinical trials program and other research and development activities, both ongoing and planned, as well as sales and marketing activities, and for general corporate purposes, including working capital. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of these offerings. Pending the application of the net proceeds from these offerings, we expect to invest the proceeds in investment-grade, interest-bearing securities.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on The NASDAQ Global Market under the symbol “ONXX.” The following table sets forth, for the periods indicated, the high and low closing prices per share of our common stock as reported by The NASDAQ Global Market.

	High	Low

Fiscal Year Ended December 31, 2007
First Quarter	$29.03	$10.74
Second Quarter	33.93	25.25
Third Quarter	44.73	26.77
Fourth Quarter	59.50	41.55
Fiscal Year Ended December 31, 2008
First Quarter	57.98	25.05
Second Quarter	37.94	30.82
Third Quarter	44.79	36.13
Fourth Quarter	35.93	22.40
Fiscal Year Ending December 31, 2009
First Quarter	36.50	26.27
Second Quarter	28.77	22.17
Third Quarter (through August 6, 2009)	36.55	27.23

As of August 6, 2009, there were approximately 168 holders of record of our common stock. On August 6, 2009, the reported last sale price of our common stock was $30.67 per share as reported by The NASDAQ Global Market.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Future dividends on our common stock, if any, will be at the discretion of our Board of Directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors that our Board of Directors may deem relevant.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share. Our historical net tangible book value as of June 30, 2009 was approximately $508.0 million, or approximately $8.93 per share. Historical net tangible book value per share is determined by dividing our net tangible book value by the actual number of outstanding shares of common stock. Dilution in historical net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the closing of this offering.

After giving effect to the sale of 4,000,000 shares of common stock at the public offering price of $30.50 per share, after deducting estimated offering expenses payable by us and underwriting discounts, our pro forma net tangible book value as of June 30, 2009 would have been approximately $624.7 million, or $10.25 per share of common stock. This would represent an immediate increase in pro forma net tangible book value of $1.32 per share to existing stockholders and an immediate dilution of $20.25 per share to new investors purchasing shares of common stock in this offering at the public offering price of $30.50 per share.

The following table illustrates this dilution on a per share basis:

Public offering price per share	30.50
Historical net tangible book value per share as of June 30, 2009	8.93
Increase in historical net tangible book value per share attributable to this offering	1.32

Pro forma net tangible book value per share after giving effect to this offering	10.25

Dilution per share to new investors in the offering	20.25

If the underwriters exercise in full their option to purchase additional shares, the number of shares held by new investors will be increased to 4,600,000, or approximately 7.5% of the total number of shares of our common stock outstanding after this offering, based on shares outstanding as of June 30, 2009.

The shares outstanding as of June 30, 2009 used to calculate the information in this section exclude each of the items described in footnote 2 to the table appearing under “Capitalization.”

To the extent that any of the notes sold in the concurrent notes offering are converted into shares of our common stock, options are exercised or restricted stock unit awards vest, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents, marketable securities, receivable from collaboration partner and our unaudited capitalization as of June 30, 2009:

•	on an actual basis, and

•	on an as adjusted basis to give effect to the receipt of the estimated net proceeds of $116.6 million from the sale of the common stock in this offering (assuming no exercise of the underwriters’ option to purchase additional shares) at the public offering price of $30.50 per share and the estimated net proceeds from the concurrent issuance of $200 million principal amount of senior convertible notes in our concurrent convertible notes offering, in each case, after deducting underwriting discounts and estimated offering expenses.

You should read the data set forth in the table below in conjunction with (i) our consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our annual report on Form 10-K for the year ended December 31, 2008 and (ii) our condensed consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our quarterly reports on Form 10-Q for the three months ended March 31, 2009 and the six months ended June 30, 2009, respectively, which are incorporated by reference into this prospectus.

	As of June 30, 2009
	Actual	As Adjusted(1)
	(In thousands)
	(Unaudited)

Cash and cash equivalents	$75,449	$385,764
Marketable securities, current	356,293	356,293
Receivable from collaboration partner	46,380	46,380

Long-Term Debt:
Convertible senior notes due 2016(2)	—	200,000
Total long-term debt	$—	$200,000
Stockholders’ equity:
Preferred stock, par value $0.001, 5,000 shares authorized; none issued, actual and as adjusted	—	—
Common stock, par value $0.001, 100,000 shares authorized; 56,918 issued and outstanding, actual and 60,918 shares outstanding, as adjusted(1)	57	61
Additional paid-in capital	966,826	1,083,447
Receivable from stock option exercises	(198)	(198)
Accumulated other comprehensive loss	(1,365)	(1,365)
Accumulated deficit	457,271	457,271

Total stockholders’ equity	508,049	624,674

Total capitalization	$508,049	$824,674

(1)	Outstanding shares at June 30, 2009 exclude:

•	5,180,266 shares of common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of approximately $28.80 per share;

•	3,184,000 shares of common stock available for future award under our stock option plans;

•	351,639 shares of restricted common stock issued under stock bonus awards;

•	434,327 shares of common stock available for sale under our employee stock purchase plan; and

•	5,044,140 shares of common stock reserved for issuance upon conversion of the convertible notes concurrently being offered by us in connection with our notes offering.

(2)	Amount reflects the gross proceeds of our concurrent convertible notes offering assuming no exercise of the underwriters’ option to purchase additional notes. The recording of the notes does not include the application of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which we expect to adopt in our third fiscal quarter in 2009. Under FSP APB 14-1, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of FSP APB 14-1 on the accounting for the notes is that the equity component would be included in the additional paid-in-capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes.

CONCURRENT CONVERTIBLE NOTES OFFERING

Concurrently with this offering, we are offering $200 million aggregate principal amount of 4.00% Convertible Senior Notes due 2016 (or a total of $230 million aggregate principal amount of the notes if the underwriters exercise in full their option to purchase additional notes) pursuant to a separate prospectus supplement. Through this offering and our concurrent notes offering we intend to raise gross proceeds of approximately $322.0 million (up to $370.3 million if the underwriters exercise in full their options to purchase additional shares and notes, respectively, in these offerings). This offering is not contingent upon our notes offering and our notes offering is not contingent upon this common stock offering. We cannot assure you that our notes offering will be completed.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus supplement, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of August 3, 2009, there were 57,117,465 shares of common stock outstanding and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”). This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation, bylaws and the DGCL. For information on how to obtain copies of our certificate of incorporation and bylaws, see “Where You Can Find More Information.”

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be issued upon conversion of the notes offered hereby will be, fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation provides that our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of our company, which could have a depressive effect on the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Takeover Statute.  We are subject to section 203 of the DGCL. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless:

•	prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Charter Documents.  Our amended and restated certificate of incorporation provides:

•	for a board of directors, classified into three classes of directors as nearly equal in size as possible with staggered terms;

•	for the authority of our board to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

•	that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing;

•	that special meetings of the stockholders may be called only by the chairman of the board, president, the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of the shares entitled to cast not less than ten percent (10%) of the votes at the meeting; and

•	for no cumulative voting.

These and other provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws could delay or discourage some types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Limitation on Liability and Indemnification of Officers and Directors

Section 145(a) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.’’ With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Our amended and restated certificate of incorporation provides that to the fullest extent permitted by the DGCL, none of our directors shall be personally liable to the us or our stockholders for monetary damages for breach of fiduciary duty as a director. The amended and restated certificate of incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

Our amended and restated bylaws provide for the indemnification of directors and officers to the fullest extent no prohibited by the DGCL and that the Company shall have the power to indemnify its employees and other agents as set forth in the DGCL. We have entered into indemnification agreements with our directors and executive officers and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We also carry officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, N.A. Its address is Shareholder Services, 161 North Concord Exchange, South St. Paul, Minnesota 55075 and its telephone number is (800) 468-9716.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner that is a “Non-U.S. Holder,” other than a Non-U.S. Holder that owns, or has owned, actually or constructively, more than 5% of our common stock. Except as otherwise modified for U.S. federal estate tax purposes, a “Non-U.S. Holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	nonresident alien individual, other than a former citizen or resident of the United States subject to tax as an expatriate;

•	foreign corporation; or

•	foreign estate or trust.

A “Non-U.S. Holder” does not include a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of disposition of our common stock. Such an individual is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and partners in such partnerships are urged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of our common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under U.S. federal gift tax laws or under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisers with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under “Dividend Policy” in this prospectus supplement, we do not currently expect to pay dividends. In the event that we do pay dividends, any such dividends treated as dividends for U.S. federal income tax purposes (i.e., any distributions of cash or other property paid out of our current or accumulated earnings and profits) paid to a Non-U.S. Holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if dividends paid to the Non-U.S. Holder are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide us with a properly executed Internal Revenue Service Form W-8ECI or W-8BEN in order to claim an exemption from withholding. A corporate non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, or

•	the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of our common stock is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of our common stock may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisers with respect to the U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax in the case of a corporate Non-U.S. Holder.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends on our common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of our common stock and the Non-U.S. Holder may be subject to U.S. backup withholding on dividend payments on our common stock or on the proceeds from a sale or other disposition of our common stock. The certification procedures required to claim a reduced rate of withholding under a treaty described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Federal Estate Tax

Individual Non-U.S. Holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING

Onyx and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares

Goldman, Sachs & Co.	2,810,700
J.P. Morgan Securities Inc.	605,500
Barclays Capital Inc.	367,500
Lazard Capital Markets LLC	216,300

Total	4,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 600,000 shares from the company to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 600,000 additional shares.

	No Exercise	Full Exercise

Per Share	$1.30	$1.30
Total	$5,200,000	$5,980,000

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.78 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our directors and executive officers have agreed that, during the period beginning on the date hereof and continuing until the date 60 days after the date of this prospectus supplement, and subject to limited exceptions, neither we nor they will, without the prior consent of Goldman, Sachs & Co., offer, pledge, sell or otherwise dispose of (or enter into any agreement to offer, pledge, sell or otherwise dispose of), directly or indirectly, any shares of common stock, any securities substantially similar to the common stock or the convertible notes offered concurrently or any securities convertible into or exchangeable for, shares of common stock or substantially similar securities, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or substantially similar securities.

With respect to us, the foregoing paragraph shall not apply to (i) issuances of shares of common stock pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date hereof, (ii) the sale and issuance of the common stock in this offering, (iii) the sale of the notes in the concurrent notes offering and the issuance of common stock upon the conversion of the notes and (iv) any agreement providing for (A) the contingent future issuance of shares of common upon achievement of specified technical or financial milestones and/or (B) the assumption of equity incentives and/or equity incentive plans, provided that no shares of common stock shall be issuable pursuant to any such agreement until at least 60 days after the date hereof.

With respect to our directors and executive officers, the foregoing paragraph shall not apply to (i) transfers of common stock as a bona fide gift or gifts or by will or intestacy, provided that each donee, transferee or distributee thereof agrees to be bound in writing by the restrictions set forth herein, (ii) transfers of common stock to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) shares of common stock sold or tendered to us or withheld by us for tax withholding purposes in connection with the vesting of equity awards that are subject to a taxable event upon vesting, (iv) shares of common stock sold pursuant to a written contract, instruction or plan complying with Rule 10b5-1 under the Exchange Act, provided that such plan has been entered into prior to the date hereof and is not amended or modified during 60-day restricted period or (v) transfers of common stock with the prior written consent of Goldman, Sachs & Co. on behalf of the underwriters.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member

State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of notes and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The company estimates that its share of the total expenses of the offering and the concurrent convertible notes offering, excluding underwriting discounts and commissions, will be approximately $1,360,000. The underwriters have agreed to reimburse us an aggregate of $860,000 for expenses relating to services of our financial advisor in connection with the offerings.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. In addition, the underwriters are acting as underwriters in our concurrent convertible notes offering for which they will receive customary underwriting discounts and commissions. The underwriters may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee in connection therewith.

LEGAL MATTERS

Certain legal matters relating to the issuance of the shares of common stock will be passed upon for Onyx by Cooley Godward Kronish LLP, Palo Alto, California. Davis Polk & Wardwell LLP, Menlo Park, California, is representing the underwriters in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our annual report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

COMMON STOCK
DEBT SECURITIES

From time to time, we may offer to sell common stock or debt securities, or any combination of these securities, in amounts, at prices and on terms described in one or more supplements to this prospectus. The debt securities may be convertible into or exchangeable for common stock or other securities.

This prospectus describes some of the general terms that may apply to an offering of our common stock or debt securities. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We may offer and sell common stock or debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock trades on the Nasdaq Global Market under the symbol “ONXX.”

Investing in our common stock or debt securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in any applicable supplement to this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 18, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing an “automatic shelf” registration process available to “well-known seasoned issuers,” as defined in Rule 405 under the Securities Act of 1933, as amended. By using a shelf registration statement, we may offer and sell from time to time in one or more offerings the common stock or debt securities or any combination of these securities described in this prospectus. No limit exists on the aggregate number of shares of common stock or the amount of debt securities we may sell pursuant to the registration statement. The debt securities may be convertible into common stock.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of these securities.

This prospectus and the information incorporated herein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus or any applicable prospectus supplement are the property of their respective owners.

We urge you to read carefully both this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before deciding whether to invest in any of the securities being offered.

References in this prospectus to “Onyx,” “we,” “us” and “our” refer to Onyx Pharmaceuticals, Inc., a Delaware corporation, and its subsidiaries. Our principal executive offices are located at 2100 Powell Street, Emeryville, CA 94608, and our telephone number is (510) 597-6500. Our website address is http://www.onyx.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

Investing in our common stock and debt securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in any applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we have filed with the SEC that are included or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to the “safe harbor” created by those sections. These forward-looking statements include but are not limited to statements about:

•	our strategy;

•	the progress of our development programs, including clinical testing;

•	sufficiency of our cash resources;

•	revenues from existing and new collaborations;

•	product development;

•	our research and development and other expenses; and

•	our operations and legal risks.

These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in “Business” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus supplement except as required by law. Before deciding to purchase our common stock and debt securities, you should carefully consider the risk factors discussed here or incorporated by reference, in addition to the other information set forth in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2006 and in the three months ended March 31, 2007. “Earnings” consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. “Fixed charges” consist of interest expense and the portion of operating lease expense that represents interest. The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

						Three
						Months
						Ended
	Fiscal the Year Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2007

Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)	For the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006, and the three months ended March 31, 2007, our earnings were insufficient to cover fixed charges by $45.8 million, $45.0 million, $46.8 million, $95.2 million, $92.7 million and $12.2 million, respectively.

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USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered hereby to fund the costs of our clinical trials program and other research and development activities, both on-going and planned, as well as sales and marketing activities and for general corporate purposes, including working capital. We may also use a portion of the net proceeds to in-license product candidates or to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any such transactions as of the date of this prospectus. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

We may issue shares of our common stock from time to time, in one or more offerings. We will set forth in the applicable prospectus supplement a description of the terms of the offering of common stock, including the offering price, the net proceeds to us and other offering material relating to such offering.

DESCRIPTION OF DEBT SECURITIES

We may issue shares of our debt securities from time to time, in one or more offerings. We will set forth in the applicable prospectus supplement a description of the terms of the offering of debt securities, including maturity date, interest, the net proceeds to us and other offering material relating to such offering.

LEGAL MATTERS

The validity of the issuance of the shares of common stock and debt securities offered by this prospectus will be passed upon for us by our counsel, Cooley Godward Kronish LLP, Palo Alto, California. As of June 15, 2007, partners and associates of Cooley Godward Kronish LLP participating in the preparation of this prospectus and the related Registration Statement on Form S-3 owned an aggregate of 1,200 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Onyx Pharmaceuticals. The SEC’s Internet site can be found at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an

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important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 0-28298):

•	Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006;

•	Our proxy statement for our stockholders meeting on May 25, 2007 filed on April 19, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Our Current Reports on Form 8-K filed February 12, 2007, March 9, 2007, March 22, 2007, April 2, 2007, April 17, 2007, May 3, 2007, May 8, 2007 and May 25, 2007; and

•	The description of our common stock set forth in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on April 2, 1996, including any amendments or reports filed for the purposes of updating this description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be made to us by mail care of: Investor Relations, 2100 Powell Street, Emeryville, California 94608, or by telephone by calling (510) 597-6500.

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4,000,000 Shares
Onyx Pharmaceuticals, Inc.
Common Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.
J.P.Morgan
Barclays Capital
Lazard Capital Markets